SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

GEICO Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

Berkshire Hathaway Life Insurance Company of Nebraska

BHG Life Insurance Company

British Insurance Company of Cayman

Columbia Insurance Company

GEICO Marine Insurance Company

GEICO Secure Insurance Company

EMPLOYEE BENEFIT PLANS IN ACCORDANCE WITH § 240.13d-1(b)(1)(ii)(F)

Berkshire Hathaway Consolidated Pension Plan Master Trust

Precision Castparts Corp. Master Trust

BNSF Master Retirement Trust

Note: No Common Stock of Ally Financial Inc. is held directly by Berkshire Hathaway Inc. or by Warren E. Buffett, an individual who may be deemed to control Berkshire Hathaway Inc.